This announcement is not an offer to purchase or a solicitation of an offer to sell Fila ADSs (as defined below) representing Fila Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated July 28, 2003 and the related Letter of Transmittal and any amendments or supplements thereto and is being made only to holders of Fila ADSs representing Fila Shares. The Offer is not being made to holders of Fila ADSs representing Fila Shares in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                   All Outstanding American Depositary Shares

                          Representing Ordinary Shares
                                       of

                               Fila Holding S.p.A.

                                       at

             $1.12 per American Depositary Share (without interest)

                                       by

                              RCS MediaGroup S.p.A.
      (previously known as "Holding di Partecipazioni Industriali S.p.a.")

RCS MediaGroup S.p.A. ("RCS"), an Italian stock company, is seeking to purchase all outstanding Ordinary Shares, par value (euro)1.00 per share (the "Fila Shares"), of Fila Holding S.p.A., an Italian stock company ("Fila"), in two separate but concurrent and related offers in the United States and Italy. The offer in the United States is being made for all the outstanding Fila ADSs representing Fila Shares for $1.12 net per Fila ADS in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 28, 2003 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Holders of Fila ADSs may only tender their Fila ADSs in the Offer. RCS is making a private offer in Italy to a limited number of holders of Fila Shares for $1.12 net per Fila Share in cash, without interest. The offer in Italy is being made on substantially the same economic terms as the Offer.

Tendering holders who tender the Fila ADSs directly to The Bank of New York (the "Tender Agent") will not be obligated to pay brokerage fees or, subject to Instruction 8 of the Letter of Transmittal, transfer taxes on the purchase of Fila ADSs by RCS pursuant to the Offer. Tendering holders who hold their Fila ADSs through a broker, dealer, commercial bank, trust company or nominee should consult such institution as to whether any charges will apply.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 5, 2003, UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is for RCS to acquire all of the outstanding Fila ADSs representing Fila Shares not already owned by RCS with the aim to take Fila private. After completion of the Offer, RCS intends to cause (i) the delisting of Fila ADSs from the New York Stock Exchange and (ii) Fila to terminate the depositary facility for the Fila ADSs. If after the Offer Fila has less than 300 shareholders, it may file a Form 15 with the Securities and Exchange Commission ("SEC") terminating the registration of the Fila Shares under the Securities Exchange Act of 1934 (the "Exchange Act").

RCS may extend the Offer beyond the scheduled Expiration Date (as defined below) from time to time. Subject to the applicable rules and regulations of the SEC, RCS also expressly reserves the right, in its sole discretion, at any time or from time to time: (i) to terminate the Offer if an event or circumstance has occurred that would result in any of the conditions set forth in the Offer to Purchase in "The Tender Offer - 11. Certain Conditions of the Offer" failing to be satisfied or if no Fila ADSs have been purchased pursuant to the Offer on or before the Expiration Date, and (ii) to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer, in each case by giving notice of such extension, termination, waiver or amendment to the Tender Agent and by making a public announcement thereof. If RCS accepts for payment any Fila ADSs pursuant to the Offer, then promptly after the Expiration Date it will pay for all Fila ADSs validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer. Expiration Date shall mean the latest date on which the Offer as extended by RCS shall expire.

RCS will publicly announce any delay, termination, waiver or amendment as promptly as practicable. RCS will announce any extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of rules under the Exchange Act.

If RCS extends the Offer or if RCS is delayed in its acceptance for payment of, or payment for, Fila ADSs or it is unable to pay for validly tendered Fila ADSs pursuant to the Offer for any reason, then, without prejudice to RCS' rights under the Offer, the Tender Agent may retain tendered Fila ADSs on behalf of RCS, and these Fila ADSs may not be withdrawn except to the extent that tendering holders of Fila ADSs are entitled to withdrawal rights as described in the Offer to Purchase under "The Tender Offer - 4. Withdrawal Rights." RCS confirms that its reservation of the right to delay the payment for validly tendered Fila ADSs that RCS has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period (as defined below), in which case such bidder may pay for securities tendered during the Subsequent Offering Period in accordance with applicable rules under the Exchange Act.

After the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, but not 100% of the Fila ADSs have been tendered, RCS may, subject to certain conditions, include a subsequent offering period of between three and 20 business days to permit additional tenders of Fila ADSs ("Subsequent Offering Period"). No withdrawal rights apply to Fila ADSs tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Fila ADSs previously tendered in the Offer and accepted for payment.

Upon the terms and subject to the conditions of the Offer (including the terms and conditions set forth in the Offer to Purchase under "The Tender Offer - 11. Certain Conditions of the Offer" and, if the Offer is extended or amended, the terms and conditions of any extension or amendment (the "Offer Conditions")), RCS will promptly after the Expiration Date (as defined below) accept for payment and will pay for all Fila ADSs validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the requirements set forth in the Offer to Purchase under "The Tender Offer - 4. - Withdrawal Rights."

Subject to compliance with applicable rules under the Exchange Act, RCS expressly reserves the right to delay payment for Fila ADSs in order to comply in whole or in part with any applicable law.

In all cases, payment for Fila ADSs accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of the American depositary receipt(s) representing such Fila ADSs (the "Fila ADR(s)") or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Fila ADSs into the Tender Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase in "The Tender Offer - 3. Procedures for Accepting the Offer and Tendering Fila ADSs", a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

For purposes of the Offer, RCS will be deemed to have accepted for payment, and thereby purchased, Fila ADSs validly tendered and not properly withdrawn, if and when RCS gives notice to the Tender Agent of RCS' acceptance of such Fila ADSs for payment pursuant to the Offer. Payment for Fila ADSs so accepted will be made by the deposit of the offer price for such Fila ADSs with the Tender Agent, which will act as paying agent for tendering holders of Fila ADSs for the purpose of receiving payment from RCS and transmitting such payment to tendering holders of Fila ADSs.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

Tenders of Fila ADSs made pursuant to the Offer are irrevocable, except as otherwise provided in the Offer to Purchase under "The Tender Offer - 4. Withdrawal Rights." Fila ADSs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by RCS pursuant to the Offer prior to September 26, 2003, may also be withdrawn at any time after such date. No withdrawal rights will apply to Fila ADSs tendered during a Subsequent Offering Period regardless of whether or not such Fila ADSs have been accepted for payment.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Tender Agent at one of its addresses set forth on the back cover page of the Offer to Purchase.

Any notice of withdrawal must specify the name, address and Tax Identification Number of the person who tendered the Fila ADSs to be withdrawn, the number of Fila ADSs to be withdrawn and the name of the registered holder of such Fila ADSs, if different from that of the person who tendered such Fila ADSs. If Fila ADRs, evidencing Fila ADSs, to be withdrawn have been delivered or otherwise identified to the Tender Agent, then, prior to the physical release of such Fila ADRs, the serial numbers shown on such Fila ADRs must be submitted to the Tender Agent. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Guarantor Institution, unless such Fila ADSs have been tendered for the account of an Eligible Guarantor Institution. If Fila ADSs have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase under "The Tender Offer - 3. Procedures for Accepting the Offer and Tendering Fila ADSs," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Fila ADSs.

If RCS extends the Offer, is delayed in its acceptance for payment of Fila ADSs, or is unable to accept Fila ADSs for payment pursuant to the Offer for any reason, then, without prejudice to RCS' rights under the Offer, the Tender Agent may, nevertheless, on behalf of RCS, retain tendered Fila ADSs, and those Fila ADSs may not be withdrawn except to the extent that tendering holders are entitled to withdrawal rights as described in the Offer to Purchase under "The Tender Offer - 4. Withdrawal Rights."

Withdrawals of Fila ADSs may not be rescinded. Any Fila ADSs properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Fila ADSs may be re-tendered at any time prior to the Expiration Date or during any Subsequent Offering Period by following one of the procedures described in the Offer to Purchase under "The Tender Offer - 3. Procedures for Accepting the Offer and Tendering Fila ADSs."

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by RCS, in its sole discretion. That determination will be final and binding. None of RCS, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The receipt of cash by a holder in exchange for Fila ADSs pursuant to the Offer is a taxable event for United States federal income tax purposes and may also be a taxable event under applicable state, local or foreign tax laws. In general, assuming Fila ADSs are held as a capital asset, under United States federal income tax law capital gain or loss will be recognized in an amount equal to the difference between the amount of cash received for the Fila ADSs tendered and the adjusted tax basis of the holder in those Fila ADSs. Holders of Fila ADSs should consult their tax advisor about the particular tax consequences of tendering Fila ADSs. The above summary of the tax consequences of tendering Fila ADSs is qualified in its entirety by reference to the Offer to Purchase under "Special Factors - 8. Certain United States Federal Income Tax Consequences."

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 and
(e)(1) of Rule 13e-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

A request has been made to Fila for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Fila ADSs resident in the United States. This Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to record holders of Fila ADSs resident in the United States and will be furnished, for subsequent transmittal to beneficial owners of Fila ADSs in the United States, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of holders of Fila ADSs or, if applicable, who are listed as participants in a clearing agency's security position listing.

The Offer to Purchase and the related Letter of Transmittal contain important information. Holders of Fila ADSs representing Fila Shares should carefully read both in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent or the Tender Agent at the respective telephone numbers and addresses set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Tender Agent as set forth below, and copies will be furnished promptly at RCS' expense. Holders of Fila ADSs may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 STATE STREET - 10TH FLOOR
                               NEW YORK, NY 10004
                          (212) 440-9800 (CALL COLLECT)

                                       OR

                         CALL TOLL FREE: (877) 668-1640

                       The Tender Agent for the Offer is:

                              THE BANK OF NEW YORK
                          TENDER & EXCHANGE DEPARTMENT
                                 P.O. BOX 11248
                              CHURCH STREET STATION
                             NEW YORK, NY 10286-1248
                                 1-800-507-9357

July 28, 2003